UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2019

PRECIPIO, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36439 (Commission File Number)	91-1789357 (IRS Employer Identification No.)

4 Science Park, New Haven, CT 06511

(Address of principal executive offices) (Zip Code)

(203) 787-7888

(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	PRPO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2019, the board of directors (the “Board”) of Precipio, Inc. (the “Company”) accepted the resignation of Mr. Samuel D. Riccitelli as Chairman of the Board and Audit Committee, effective December 1, 2019.  Mr. Riccitelli resigned in order to focus on recently accepted position as Chief Executive Officer of Pathnostics, a diagnostics company focused on improving antibiotic stewardship through better diagnosis and treatment selection for patients suffering from urinary tract infections. Mr. Riccitelli did not advise the Company of any disagreement with the Company on any matter relating to its operations, policies or practices.

On December 3, 2019, the Company elected Mr. Richard Sandberg to fill the vacancy left by Mr. Riccitelli’s resignation and to serve until the Company’s 2020 annual meeting of stockholders or his earlier resignation, retirement or removal.

Mr. Sandberg is a seasoned diagnostics executive with a substantial track record in the field. Mr. Sandberg has served as a director, and, until June of 2019, chairman of Oxford Immunotec Global PLC since 2008. Mr. Sandberg brings a wealth of executive experience to the corporate development and strategic direction of Precipio, having founded Dianon Systems, Inc., a leading anatomic pathology laboratory based in Stratford, CT and having served at various times as  Chairman, Chief Executive Officer and Chief Financial Officer.  He also served as Chairman and Chief Financial Officer of Lifecodes Corporation, a pioneer in DNA testing technology; Chief Financial Officer and Director of Matritech Inc., a publicly traded biotechnology company specializing in proteomic diagnostic products for the early detection of a variety of cancers; and as Chief Financial Officer of Critical Diagnostics, Inc., a company specializing in developing new diagnostic tests for cardiology. He has also served as a Director of North American Scientific Inc., a publicly held developer and marketer of radiation therapy products and systems for treating breast and prostate cancer, from 2005 to 2009 and as a Director of Ethan Allen Interiors Inc., an international manufacturer and retailer of fine home furnishings, from 2003 to 2009.  He continues to serve as chairman,  director and/or executive officer of multiple privately-held healthcare companies.  Mr. Sandberg earned his bachelor’s degree in Business from Northwestern University and his Master of Business Administration from Harvard Business School.

Mr. Sandberg will be compensated for his service as a non-employee director under the Company’s policy for non-employee director compensation.  In connection with the election of Mr. Sandberg and pursuant to the Company’s 2017 Stock Option and Incentive Plan, as amended, (the “Plan”), the Company granted Mr. Sandberg stock options (the “Options”) to purchase an aggregate of 2,069 and 5,171 shares of the Company’s common stock (“Common Stock”), par value $0.01 per share, respectively, at an exercise price per share equal to the closing price of the Company’s Common Stock on the date of grant. The Option to purchase 2,069 shares shall vest equally over twelve months commencing on the date of grant and the Option to purchase 5,171 shares shall vest equally over thirty six months commencing on the date of grant. Mr. Sandberg does not have a family relationship with any of the executive officers or directors of the Company. Mr. Sandberg is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Sandberg and any other persons pursuant to which Mr. Sandberg was selected as a director of the Company.

Effective December 3, 2019, the Board appointed Dr. Douglas Fisher as Interim Chairman of the Board and Ms. Kathleen LaPorte as Chairman of the Board’s Audit Committee.

Item 8.01 Other Events.

On December 3, 2019, the Company issued a press release announcing the resignation of Mr. Riccitelli and appointment of Mr. Sandberg the (the “Press Release”). A copy of the Press Release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press release dated December 4, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECIPIO, INC.

By:	s/ Ilan Danieli
Name:	Ilan Danieli
Title:	Chief Executive Officer

Date:December 4, 2019